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                                                                  EXHIBIT (d)(8)

                             SECURED PROMISSORY NOTE

$95,400.00                    Greeneville, Tennessee           December 28, 2000

         FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of Scott M. Niswonger, a resident of the State of Tennessee ("Payee"; Payee and any subsequent holder[s] hereof are hereinafter individually and collectively referred to as "Holder"), the principal sum of Ninety-Five Thousand Four Hundred and 00/100 Dollars ($95,400.00), together with interest on the outstanding principal balance hereof from date at the rate of 5.87% per annum.

         The entire outstanding principal balance, together with all accrued and unpaid interest thereon, shall be due and payable on the fifth (5th) anniversary of the date of this Note (the "Maturity Date"). In the event Maker receives cash or cash equivalents resulting from either (i) a transfer or transfers of any of the shares of the common stock of Landair Corporation (the "Shares") which secure this Note or (ii) a distribution or distributions from Landair Corporation with respect to the Shares, Maker shall be required to make mandatory prepayments of principal and interest in an amount equal to any after-tax proceeds received by Maker resulting from such transfer or distribution, until such time as the entire outstanding principal balance of this Note, together with all accrued and unpaid interest has been paid in full. In the event Maker is required to make a mandatory prepayment pursuant to the preceding sentence, all amounts paid pursuant to such sentence shall first be applied to all accrued and unpaid interest and the remainder shall reduce the principal amount of this Note.

         The indebtedness and other obligations evidenced by this Note are secured by a Pledge and Security Agreement dated of even date herewith by and between the Maker and the Payee (the "Security Agreement").

         The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

         If any payment hereunder is not paid when due, the indebtedness evidenced by this Note may be declared to be immediately due and payable in full without notice at the option of Holder. Holder may waive any default before or after the same has been declared and restore this Note to full force and effect without impairing the right to declare the indebtedness evidenced hereby due for a subsequent default, this right being a continuing one.

         In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby or the enforcement or protection of the security, Maker and any endorsers hereof agree to pay a reasonable attorney's fee, all court and other costs, and the reasonable costs of any other collection efforts.

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         Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. Unless otherwise specifically agreed by Holder in writing, the liability of Maker and all other persons now or hereafter liable for payment of the indebtedness evidenced hereby, or any portion thereof, shall not be affected by
(1) any renewal hereof or other extension of the time for payment of the indebtedness evidenced hereby or any amount due in respect thereof, (2) the release of all or any part of any collateral now or hereafter securing the payment of the indebtedness evidenced hereby or any portion thereof, or (3) the release of or resort to any person now or hereafter liable for payment of the indebtedness evidenced hereby or any portion thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the interest and loan charges agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the indebtedness evidenced hereby shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Holder that exceed such maximum amounts shall be applied to the reduction of the principal balance remaining unpaid hereunder and/or refunded to Maker so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced hereby exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision in any and all other agreements and instruments now existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

         This Note has been negotiated, executed and delivered in the State of Tennessee, and is intended as a contract under and shall be construed and enforceable in accordance with the laws of said state.

                                            /s/ Andrew J. Mantey
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                                            Andrew J. Mantey



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